EXHIBIT 99.1
GENERAL FINANCE CORPORATION TO ACQUIRE LARGEST
NEW ZEALAND STORAGE CONTAINER COMPANY FOR APPROXIMATELY $18.6 MILLION
---
To be integrated with 86.2%-Owned Royal Wolf Trading,
Australia’s Largest Storage Container Sales and Leasing Company

Pasadena, CA - May 1, 2008 - General Finance Corporation (the “Company”) (AMEX: GFN, GFN.WS, and GFN.U), and Royal Wolf Trading Australia Pty Ltd (“Royal Wolf” or “RWA”), an 86.2%-owned subsidiary that is the largest marketer and lessor of storage containers in Australia, yesterday announced the acquisition of RWNZ Acquisition Co. Limited (“RWAC”) and its wholly owned subsidiary RoyalWolf Trading New Zealand (“RWNZ”), believed to be the largest marketer and lessor of storage containers in New Zealand, for approximately USD $18.6 million. The acquisition is expected to be accretive this fiscal year.

Through this acquisition Royal Wolf acquired more than 5,800 storage containers, of which approximately 5,000 storage containers are in the leasing fleet at approximate 86% utilization rates, that are primarily delivered through five branches or customer service centers.

RWNZ has an unaudited adjusted trailing twelve month EBITDA (earnings before income taxes, interest, depreciation and amortization) as of the closing of approximately USD $3.4 million. RWNZ’s employees joined Royal Wolf, which will also assume several depot and agency contracts. The transaction will be primarily financed by bank financing under the existing Australian and New Zealand Banking Group Limited credit facilities to Royal Wolf.

Bob Allan, Royal Wolf’s CEO, noted that the acquisition of RWNZ was a natural fit as both RWNZ and Royal Wolf were formerly subsidiaries of Triton Corporation and share similar branding and systems. Further, the RWNZ storage container business will also provide greater balance towards leasing revenues as it has historically derived approximately 60% of its revenues from leasing.

About General Finance Corporation

The Company’s 86.2%-owned indirect subsidiary Royal Wolf, a privately held Australian company acquired in September 2007, is engaged in the sale and leasing of portable storage containers, portable container buildings and freight containers to a broad cross section of industrial, commercial, educational and government customers throughout Australia.

Cautionary Statement About Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the acquisition of the stock and certain assets of RWAC and RWNZ and the future prospects of Royal Wolf. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in the Company’s revised definitive proxy statement with respect to the Company’s acquisition of Royal Wolf filed with the Securities and Exchange Commission on August 10, 2007, the Transition Report on Form 10-K for the six months ended June 30, 2007 and the post-Effective Amendment No. 3 to the Registration statement dated March 20, 2008. The Company disclaims any obligation to update any information contained in any forward-looking statement.

Contact:
For General Finance Corporation
John Johnson
Chief Operating Officer
(626) 584-9722 x1009